                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              __________________

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*



                              LTC Healthcare, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                  50217R10 4
          ------------------------------------------------------------
                                 (CUSIP Number)


                             October 16, 2000
          ------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [_]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [_]   Rule 13d-1(d)





-------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO.  50217R10 4              13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seth W. Hamot

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                                 United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                   368,900
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                      0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                   368,900
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                    25,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                   393,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                 18.77%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 50217R10 4              13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Costa Brava Partnership II LP (04-3387028)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                                      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                   299,400
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                      0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                   299,400
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                      0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                   299,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     14.26%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                  PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 50217R10 4              13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Roark, Rearden & Hamot Inc. (04-3242639)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                                      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                   299,400
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                      0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                   299,400
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                      0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                   299,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                  14.26%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                  CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------             ---------------------------------
     CUSIP No. 50217R10  4            13G      Page    5    of    8    Pages
               -----------                           ------     ------
---------------------------------             ---------------------------------


Item 1(a).    Name of Issuer:

              LTC Healthcare, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              300 Esplanade Drive, Suite 1885
              Oxnard, California 93030

Item 2(a).    Name of Persons Filing:

              Seth W. Hamot is the president of Roark, Rearden, & Hamot Inc., which is the General Partner of Costa Brava Partnership II LP.

              The above persons have agreed that this Schedule may be filed by Seth W. Hamot on behalf of all of them jointly pursuant to Rule 13d-1(k)(1). A copy of such agreement is attached as an Exhibit to this Schedule.

Item 2(b).    Address of Principal Business Office or, If None, Residence:

              The address for each of Seth W. Hamot, Costa Brava Partnership II LP and Roark, Rearden & Hamot Inc. is 121-B Tremont Street, Brighton, Massachusetts 02135

Item 2(c).    Citizenship:

              The jurisdiction of organization of Costa Brava Partnership II LP and Roark, Rearden & Hamot Inc. is Massachusetts. Mr. Hamot is a United States citizen.

Item 2(d).    Title of Class of Securities:

              Common stock, $.01 par value per share

Item 2(e).    CUSIP Number:

              50217R10  4
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--------------------------------            ---------------------------------
     CUSIP No. 50217R10  4         13G          Page    6    of    8   Pages
               -----------                            -----      -----
--------------------------------            ---------------------------------


Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

     (a)    [ ]     Broker or dealer registered under Section 15 of the Act;

     (b)    [ ]     Bank as defined in Section 3(a)(6) of the Act;

     (c)    [ ]     Insurance Company as defined in Section 3(a)(19) of the Act;

     (d)    [ ]     Investment Company registered under Section 8 of the
                    Investment Company Act;

     (e)    [ ]     Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940;

     (f)    [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund;

     (g)    [ ]     Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

     (h)    [ ]     Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.     Ownership.

            The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference.

Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

--------------------------------------         ---------------------------------
     CUSIP No. 50217R10  4               13G     Page    7    of   8   Pages
               -----------                             -----      -----
--------------------------------------         ---------------------------------

Item 9.      Notice of Dissolution of Group.

             N/A

Item 10.     Certification.

             By signing below, the undersigned certifies, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


Date:    October 26, 2000


/s/ Seth W. Hamot
------------------------
    Seth W. Hamot


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--------------------------------------         ---------------------------------
     CUSIP No. 50217R10  4                13G     Page    8    of   8   Pages
               -----------                              -----      -----
--------------------------------------         ---------------------------------


                                   AGREEMENT

     The undersigned hereby agree that this Schedule 13G to which this Agreement is attached may be filed on behalf of Costa Brava Partnership II LP, a Massachusetts limited partnership, Roark, Rearden & Hamot Inc., a Massachusetts corporation, and Seth W. Hamot, a United States citizen.

Dated: October 26, 2000

COSTA BRAVA PARTNERSHIP II LP

     By:  Roark, Rearden & Hamot Inc., its general partner


          By: /s/ Seth W. Hamot
              ------------------------
              Name:  Seth W. Hamot
              Title:  President


ROARK, REARDEN & HAMOT INC.


By: /s/ Seth W. Hamot
    ------------------
    Name:  Seth W. Hamot
    Title:  President




    /s/ Seth W. Hamot
-------------------------------
    Seth W. Hamot